Garner Properties Limited

9th February 2016

HL Plastics Limited
Flamstead House
Denby Hall Business Park
Denby
Derbyshire
DE5 8JX

To whom it may concern,

I am writing to you to inform you that we, Garner Properties Limited, have purchased the land and buildings from Flamstead Investments Limited, as a going concern.

Your leases under Flamstead Investments Ltd (previously Flamstead Investments LLP) have been novated across to Garner Properties Limited and all terms remain the same.

The bank details have changed and you now need to amend your standing order to the following:

Garner Properties Ltd
Lloyds Bank
Sort Code [redacted]
Account No. [redacted]

Please do not hesitate to contact me if you have any queries.

Yours sincerely

Roger Hartshorn
Director

Registered Office: Flamstead House, Denby Hall Business Park, Denby, Derbyshire, DE5 8JX
Company Registration Number: 08403462

These are the notes referred to on the following official copy

Title Number DY396741

The electronic official copy of the document follows this message.

This copy may not be the same size as the original.

Please note that this is the only official copy we will issue. We will not issue a paper official copy.

SEE LETTER OF LIMITATION & PLAN ATTACHED

LR1. Date of Lease	8 / FEB / 2007
LR2. Title number(s)	**LR2.1 Landlord's title number** DY396741 **LR2.2 Other title number**
LR3. Parties to this lease	**Landlord** FLAMSTEAD INVESTMENTS LLP of Hilltop Farm, Matlock, Derbyshire DE45 5GY (Company No. OC315577) **Tenant** H L PLASTICS LIMITED of Duffield Road Industrial State, Little Eaton, Derbyshire DE21 5EH (Company No. 03360857) **Other parties**
LR4. Property	**In the case of a conflict between this clause and the remainder of this lease then, for the purpose of registration, this clause shall prevail.** All those premises and parking spaces known as H L Plastics Unit, situated at Denby Hall Business Park, Derby Road, Denby, Derbyshire shown edged red on the plan attached hereto (the Plan) including all additions, alterations and improvements thereto and forming part of the Landlord's estate (the Estate) which is registered Land Registry under title no. DY396741
LR5. Prescribed statements etc.	**LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.** None **LR5.2 This lease is made under, or by reference to provisions of:** **Leasehold Reform Act 1967** **Housing Act 1985** **Housing Act 1988** **Housing Act 1996** Not applicable
LR6. Term for which the Property is leased	From and including To and From including OR The term as specified in this lease at clause/schedule/paragraph OR The term is as follows: Twenty years commencing 8 day of Feb 2007
LR7. Premium	Nil
LR8. Prohibitions or restrictions on disposing of this lease	This lease contains a provision that prohibits or restricts dispositions (Clause 3.8)
LR 9. Rights of acquisition etc.	**LR9.1 Tenants contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land** Tenant's contractual rights to renew this lease **LR9.2 Tenant's covenant to (or offer to) surrender this lease** **LR9.3 Landlord's contractual rights to acquir**

We certify this to be a true and correct copy of the original document.
Signed [signature] Date 23/3/07.
Robinsons Solicitors 10 11 St James' Court
Friar Gate, Derby DE1 1BT

Document Ref: 2153179571

FLA020/1

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	
LR11. Easements	**LR11.1 Easements granted by this lease for the benefit of the Property** The rights set out in Schedule 1 **LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property** The rights set out in Schedule 2
LR12. Estate rentcharge burdening the Property	None
LR13. Application for standard form of restriction	The Parties to this lease apply to enter the following standard form of restriction [against the title of the Property] or [against title number] Not applicable
LR14. Declaration of trust where there is more than one person comprising the Tenant	The Tenant is more than one person. They are to hold the Property on Trust for themselves as joint tenants. OR The Tenant is more than one person. They are to hold the Property on trust themselves as tenants in common in equal shares. OR The Tenant is more than one person. They are to hold the Property on trust. *Complete as necessary* Not applicable

CONTENTS

HM LAND REGISTRY

LAND REGISTRATION ACT 2002

Administrative area	Derbyshire – Amber Valley
Title number out of which lease is granted	DY396741
Property let	H L Plastics Unit, Denby Hall Business Park, Derby Road, Denby, Derbyshire

THIS LEASE is made the 8 day of Feb 2007 BETWEEN:

(1) FLAMSTEAD INVESTMENTS LLP of Hilltop Farm, Matlock, Derbyshire DE4 5GY, Company Registration no OC315577 ('the Landlord') and

(2) H L PLASTICS LIMITED of Duffield Road Industrial Estate, Little Eaton, Derbyshire DE21 5EH, Company Registration no 03360857 ('the Tenant')

NOW THIS DEED WITNESSES as follows:

1 DEFINITIONS AND INTERPRETATION

For all purposes of this Lease the terms defined in this clause have the meanings specified.

1.1 'The Adjoining Conduits'

'The Adjoining Conduits' means the pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication or reception systems, channels, flues and all other conducting media -- including any fixings, louvres, cowls, covers and other ancillary apparatus -- that are in, on, over or under any adjoining property of the Landlord that serve the Premises.

1.2 'Adjoining property of the Landlord'

References to 'adjoining property of the Landlord' are references to each and every part of the land neighbouring or adjoining the Premises in which the Landlord, or a company that is a member of the same group as the Landlord within the meaning of the 1954 Act Section 42, has or during the Term acquires an interest or estate.

1.3 'The Blue Land'

The Blue Land means that part of the Adjoining Property of the Landlord edged blue on the plan and each and every part thereof.

1.4 'The Commencement Rent'

The Commencement Rent means the sum of £195,000.

1.5 'The Conduits'

'The Conduits' means the pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication or reception systems, channels, flues and all other conducting media -- including any fixings, louvres, cowls, covers and any other ancillary apparatus -- that are in, on, over or under the Premises.

1.6 'The Contractual Term'

'The Contractual Term' means twenty years commencing on and including 8 feb 2007

1.7 'Development'

References to 'development' are references to development as defined by the Town and Country Planning Act 1990 Section 55.

1.8 'The Exterior Decorating Years'

'The Exterior Decorating Years' means 2012, 2017 and 2022.

1.9 Gender and number

Words importing one gender include all other genders; words importing the singular include the plural and vice versa[s].

1.10 Headings

The clause, paragraph and schedule headings and the table of contents do not form part of this document and are not be taken into account in its construction or interpretation.

1.11 'The Industrial Covenants'

'The Industrial Covenants' means the covenants set out in schedule 4 THE INDUSTRIAL COVENANTS.

1.12 'The Initial Rent'

'The Initial Rent' means the sum of £345,000 a year.

1.13 'The Insurance Rent'

'The Insurance Rent' means the gross sums including any commission that the Landlord from time to time pays --

- 1.13.1 by way of premium for insuring the Premises, including insuring for loss of rent, in accordance with his obligations contained in this Lease,
- 1.13.2 by way of premium for insuring in such amount and on such terms asthe Landlord acting reasonably considers appropriate against all liability of the Landlord to third parties arising out of or in connection with any matter including or relating to the Premises, and
- 1.13.3 for insurance valuations,

provided that where the insurance includes other premises the Tenant is only to be obliged to pay the proportion of those sums reasonably attributable to the Premises. That proportion is to be determined from time to time by the Surveyor acting as an expert and not as arbitrator.

1.14 'The Insured Risks'

'The Insured Risks' means the risks of loss or damage by fire, storm, tempest, earthquake, lightning, explosion, riot, civil commotion, malicious damage, terrorism, impact by vehicles and by aircraft and articles dropped from aircraft -- other than war risks -- flood damage and bursting and overflowing of water pipes and tanks, and such other risks,

whether or not in the nature of the foregoing, as the Landlord acting reasonably from time to time decides to insure against.

1.15 'Interest'

References to 'interest' are references to interest payable during the period from the date on which the payment is due to the date of payment, both before and after any judgment, at the Interest Rate then prevailing or, should the base rate referred to in clause 1.14 'THE INTEREST RATE' cease to exist, at another rate of interest closely comparable with the Interest Rate to be agreed between the parties or in default of agreement to be determined by the Surveyor, acting as an expert and not as an arbitrator.

1.16 'The Interest Rate'

'The Interest Rate' means the rate of 4% a year above the base lending rate of National Westminster Bank Plc or such other bank being a member of the British Bankers Association as the Landlord may from time to time nominate in writing.

1.17 'The Interior Decorating Years'

'The Interior Decorating Years' means 2012, 2017 and 2022.

1.18 Interpretation of 'consent' and 'approved'

1.18.1 ***Prior written consent or approval***

References to 'consent of the Landlord' or words to similar effect are references to a prior written consent signed by or on behalf of the Landlord and references to the need for anything to be 'approved by the Landlord' or words to similar effect are references to the need for a prior written approval by or on behalf of the Landlord.

1.18.2 ***Consent or approval of mortgagee or head landlord***

Any provisions in this Lease referring to the consent or approval of the Landlord are to be construed as also requiring the consent or approval of any mortgagee of the Premises and any head landlord where that consent is required. Nothing in this Lease is to be construed as imposing any obligation on a mortgagee or head landlord not to refuse any such consent or approval unreasonably.

1.19 Interpretation of 'the Guarantor'

The expression 'the Guarantor' includes any person who enters into covenants with the Landlord pursuant to clause 3.8.5.2 CONDITIONS or clause 3.23 REPLACEMENT GUARANTOR.

1.20 Interpretation of 'the Landlord'

The expression 'the Landlord' includes the person or persons from time to time entitled to possession of the Premises when this Lease comes to an end.

1.21 Interpretation of 'the last year of the Term' and 'the end of the Term'

References to 'the last year of the Term' are references to the actual last year of the Term howsoever it determines, and references to 'the end of the Term' are references to the end of the Term whensoever and howsoever it determines.

1.22 Interpretation of 'the Tenant'

'The Tenant' includes any person who is for the time being bound by the tenant covenants of this Lease except where the name of H L Plastics Limited appears.

1.23 Interpretation of 'this Lease'

Unless expressly stated to the contrary, the expression 'this Lease' includes any document supplemental to or collateral with this document or entered into in accordance with this document.

1.24 Joint and several liability

Where any party to this Lease for the time being comprises two or more persons, obligations expressed or implied to be made by or with that party are deemed to be made by or with the persons comprising that party jointly and severally.

1.25 'The Liability Period'

'The Liability Period' means --

1.25.1 in the case of any guarantor required pursuant to clause 3.8.5.2 CONDITIONS, the period during which the relevant assignee is bound by the tenant covenants of this Lease together with any additional period during which that assignee is liable under an authorised guarantee agreement,

1.25.2 in the case of any guarantor under an authorised guarantee agreement, the period during which the relevant assignee is bound by the tenant covenants of this Lease, and

1.25.3 in the case of any guarantor required pursuant to clause 3.8.8.7 TERMS OF A PERMITTED SUBLEASE, the period during which the relevant assignee of the sublease is bound by the tenant covenants of that sublease.

1.26 'Losses'

References to 'losses' are references to liabilities, damages or losses, awards of damages or compensation, penalties, costs, disbursements or expenses arising from any claim, demand, action or proceedings.

1.27 'The 1954 Act'

'The 1954 Act' means the Landlord and Tenant Act 1954 and all statutes, regulations and orders included by virtue of clause 1.35 REFERENCES TO STATUTES[23].

1.28 'The 1995 Act'

'The 1995 Act' means the Landlord and Tenant (Covenants) Act 1995 and all statutes, regulations and orders included by virtue of clause 1.35 REFERENCES TO STATUTES[24].

1.29 'The New Access'

The New Access means the proposed access over the area coloured yellow on the Plan between the Blue Land and the Road.

1.30 Obligation not to permit or suffer

Any covenant by the Tenant not to do anything includes an obligation to use reasonable endeavours not to permit or suffer that thing to be done by another person where the Tenant is aware that the thing is being done.

1.31 'Other buildings'

References to 'other buildings' are references to any buildings now or at any time during the Term erected on any adjoining property of the Landlord.

1.32 'The Permitted Use'

'The Permitted Use' means any use that falls within Classes B1, B2 or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987, notwithstanding any amendment or revocation of that Order.

1.33 'The Plan'

'The Plan' means the plan annexed to this Lease.

1.34 'The Planning Acts'

'The Planning Acts' means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and all statutes, regulations and orders included by virtue of clause 1.35 REFERENCES TO STATUTES".

1.35 'The Premises'

1.35.1 *Definition of 'the Premises'*

'The Premises' means the land and building known as H L Plastics Unit, Denby Hall Business Park, Derby Road, Denby, Derbyshire shown edged red on the Plan.

1.35.2 *Interpretation of 'the Premises'*

The expression 'the Premises' includes --

1.35.2.1 all buildings, erections, structures, fixtures, fittings and appurtenances on the Premises from time to time,
1.35.2.2 the fence/wall dividing the Premises from any adjoining property of the Landlord
1.35.2.3 all additions, alterations and improvements carried out during the Term, and
1.35.2.4 the Conduits,

but excludes the air space above and any fixtures installed by the Tenant or any predecessors in title that can be removed from the Premises without defacing the Premises. Unless the contrary is expressly stated 'the Premises' includes any part or parts of the Premises.

1.36 The Quarter Days

'Quarter Days' means the last day of the following months namely March, June, September and December and reference to Quarter Day means any one of the above days.

1.37 References to clauses and schedules

Any reference in this document to a clause, paragraph or schedule without further designation is to be construed as a reference to the clause, paragraph or schedule of this document so numbered.

1.38 References to rights of access

References to any right of the Landlord to have access to the Premises are to be construed as extending to any head landlord and any mortgagee of the Premises and to all persons authorised in writing by the Landlord and any head landlord or mortgagee, including agents, professional advisers, contractors, workmen and others.

1.39 References to statutes

Unless expressly stated to the contrary, any reference to a specific statute includes any statutory extension or modification, amendment or re-enactment of that statute and any regulations or orders made under it, and any general reference to a statute includes any regulations or orders made under that statute.

1.40 'The Rent'

From the Rent Commencement Date until the 23 June 2007, ' The Rent' means the Commencement Rent and thereafter until the First Review Date 'the Rent' means the Initial Rent. Thereafter 'the Rent' means the sum ascertained in accordance with schedule 3 THE RENT AND RENT REVIEW or in accordance with Schedule 7 FIVE YEAR RENT REVIEWS. 'The Rent' does not include the Insurance Rent[56], but the term 'the Lease Rents' means the Rent and the Insurance Rent.

1.41 'The Rent Commencement Date'

The Rent Commencement Date' means 1st day of feb 2007.

1.42 'The Review Dates'

'The First Review Date' means **30th day of June 2008**. 'The Review Dates' means the First Review Date and every anniversary of it during the Term. References to 'a review date' are references to any one of the Review Dates.

1.43 'The Road'

'The Road' means the road shown edged brown on the Plan.

1.44 'The Surveyor'

'The Surveyor' means Harris Lamb Limited or any person or firm appointed by the Landlord in his place. The Surveyor may be an employee of the landlord or a company that is a member of the same group as the Landlord within the meaning of the 1954 Act Section 42. The expression 'the Surveyor' includes the person or firm appointed by the Landlord to collect the Lease Rents.

1.45 'The Term'

'The Term' means the Contractual Term and any period of holding-over or extension or continuance of the Contractual Term whether by statute or common law.

1.46 Terms from the 1995 Act

Where the expressions 'landlord covenants', 'tenant covenants', or 'authorised guarantee agreement' are used in this Lease they are to have the same meaning as is given by the 1995 Act Section 28(1).

1.47 'VAT'

'VAT' means value added tax or any other tax of a similar nature and unless otherwise expressly stated all references to rents or other sums payable by the Tenant are exclusive of VAT.

2 DEMISE

The Landlord lets the Premises to the Tenant with full title guarantee, together with the rights specified in schedule 1 THE RIGHTS GRANTED, but excepting and reserving to the Landlord the rights specified in schedule 2 THE RIGHTS RESERVED, to hold the Premises to the Tenant for the Contractual Term, subject to all rights, easements, privileges, restrictions, covenants and stipulations of whatever nature affecting the Premises including any matters contained or referred to in schedule 5 THE SUBJECTIONS the rights, easements, privileges, restrictions, covenants and stipulations affecting the Premises contained or referred to in schedule 5 THE SUBJECTIONS, yielding and paying to the Landlord --

2.1 the Rent, without any deduction or set-off, by equal quarterly payments in advance on the Quarter Days in every year and proportionately for any period of less than a year, the first such payment, being the Commencement Rent in respect of the period from and including the Rent Commencement Date to 23 June 2007 to be paid on the date of this document, and

2.2 by way of further rent the Insurance Rent payable on demand in accordance with clause 5.4 PAYMENT OF THE INSURANCE RENT.

3 THE TENANT'S COVENANTS

The Tenant covenants with the Landlord to observe and perform the requirements of this clause 3.

3.1 Rent

3.1.1 *Payment of the Lease Rents*

The Tenant must pay the Lease Rents on the days and in the manner set out in this Lease and must not exercise or seek to exercise any right or claim to withhold rent or any right or claim to legal or equitable set-off.

3.1.2 *Payment by banker's order*

If so required in writing by the Landlord, the Tenant must pay the Lease Rents by banker's order or credit transfer to any bank and account in the United Kingdom that the Landlord nominates from time to time.

3.2 Outgoings and VAT

3.2.1 *Outgoings exclusive to the Premises*

The Tenant must pay, and must indemnify the Landlord against --

3.2.1.1 all rates, taxes, assessments, duties, charges, impositions and outgoings that are now or may at any time during the Term be charged, assessed or imposed upon the Premises or upon the owner or occupier of them, excluding any payable by the Landlord occasioned by receipt of the Lease Rents or by any disposition of or dealing with this Lease or ownership of any interest reversionary to the interest created by it -- provided that if the Landlord suffers any loss of rating relief that may be applicable to empty premises after the end of the Term because the relief has been allowed to the Tenant in respect of any period before the end of the Term then the Tenant must make good such loss to the Landlord,

3.2.1.2 all VAT that may from time to time be charged on the Lease Rents or other sums payable by the Tenant under this Lease, and

3.2.1.3 all VAT incurred in relation to any costs that the Tenant is obliged to pay or in respect of which he is required to indemnify the Landlord under the terms of this Lease, save where such VAT is recoverable or available for set-off by the Landlord as input tax.

3.2.2 *Outgoings assessed on the Premises and other property*

The Tenant must pay, and must indemnify the Landlord against, the proportion reasonably attributable to the Premises - - to be determined from time to time by the Surveyor, acting as an expert and not as an arbitrator – of all rates, taxes, assessments, duties, charges, impositions and outgoings that are now or at any time during the Term may be charged, assessed or imposed on the Premises and any other property, including any adjoining property of the Landlord, or on their owners or occupiers.

3.3 Repair, cleaning and decoration

3.3.1 *Repair of the Premises*

The Tenant must repair the Premises and keep them in good condition and repair, except for damage caused by one or more of the Insured Risks save to the extent that the insurance money is irrecoverable due to any act or default of the Tenant or anyone at the Premises expressly or by implication with his authority.

3.3.2 *Replacement of landlord's fixtures*

The Tenant must replace from time to time any landlord's fixtures and fittings in the Premises that are beyond repair at any time during or at the end of the Term.

3.3.3 *Cleaning and tidying*

The Tenant must keep the Premises clean and tidy and clear of all rubbish and, without prejudice to the generality of the above, must clean both sides of all windows in the Premises at least once every month as is reasonably necessary.

3.3.4 *The Open Land*

3.3.4.1 Care of the Open Land

The Tenant must keep that part of the Premises that is not built on ('the Open Land') adequately surfaced, in good condition and free from weeds and must keep all landscaped areas properly cultivated.

3.3.4.2 Storage on the Open Land

The Tenant must not store anything on the Open Land or bring anything onto it that is or might become untidy, unclean, unsightly or in any way detrimental to the Premises or any adjoining property of the Landlord or the area generally.

3.3.4.3 Rubbish on the Open Land

The Tenant must not deposit any waste, rubbish or refuse on the Open Land.

3.3.4.4 Vehicles on the Open Land

The Tenant must not keep or store any caravan or movable dwelling on the Open Land.

3.3.5 *Care of adjoining property and abutting land*

The Tenant must not cause any adjoining property of the Landlord or any other land, roads or pavements abutting the Premises to be untidy or dirty and in particular, but without prejudice to the generality of the foregoing, must not deposit refuse or other materials on them.

3.3.6 *Decoration*

The Tenant must redecorate the outside of the Premises in each of the External Decorating Years and the last year of the Term and must redecorate the inside of the Premises in each of the Interior Decorating Years and the last year of the Term, in all instances in a good and workmanlike manner and with appropriate materials of good quality, to the reasonable satisfaction of the Surveyor, any change in the tints, colours and patterns of the decoration to be approved by the Landlord, whose approval may not be unreasonably withheld or delayed, provided that the covenants relating to the last year of the Term are not to apply where the Tenant has performed the obligation in question less than 12 months before the end of the Term.

3.3.7 *Shared facilities*

Where the use of any of the Conduits or any boundary structures or other things is common to the Premises and any adjoining or neighbouring premises, other than any adjoining property of the Landlord, the Tenant must be responsible for, and indemnify the Landlord against, all sums due from the owner, tenant or occupier of the Premises in relation to those Conduits, boundary structures or other things, and must undertake all work in relation to them that is his responsibility.

3.4 Waste and alterations

3.4.1 *Waste, additions and alterations*

The Tenant must not commit any waste, make any addition to the Premises, unite the Premises with any adjoining premises, or make any alteration to the Premises save as permitted by the provisions of this clause 3.4.

3.4.2 *Pre-conditions for alterations*

The Tenant must not make any internal non-structural alterations to the Premises unless he first --

- 3.4.2.1 obtains and complies with the necessary consents of the competent authorities and pays their charges for them,
- 3.4.2.2 makes an application to the Landlord for consent, supported by drawings and where appropriate a specification in duplicateprepared by an architect, or a member of some other appropriate profession, who must supervise the work throughout to completion,
- 3.4.2.3 pays the fees of the Landlord, any head landlord, any mortgagee and their respective professional advisers,
- 3.4.2.4 enters into any covenants the Landlord requires as to the execution and reinstatement of the alterations, and
- 3.4.2.5 obtains the consent of the Landlord, whose consent may not be unreasonably withheldor delayed.

In the case of any works of a substantial nature, the Landlord may require the Tenant to provide, before starting the works, adequate security in the form of a deposit of money or the provision of a bond, as assurance to the Landlord that any works he permits from time to time will be fully completed.

3.4.3 *Removal of alterations*

At the end of the Term, if so requested by the Landlord, the Tenant must remove any additional buildings, additions, alterations or improvements made to the Premises and must make good any part or parts of the Premises that may be damaged by their removal.

3.4.4 *Connection to the Conduits*

The Tenant must not make any connection with the Conduits except in accordance with plans and specifications approved by the Landlord, and subject to consent to make the connection having previously been obtained from the competent authority, undertaker or supplier.

3.5 Aerials, signs and advertisements

3.5.1 *Masts and wires*

The Tenant must not erect any pole or mast or install any cable or wire on the Premises, whether in connection with telecommunications or otherwise.

3.5.2 *Advertisements*

The Tenant must not, without the consent of the Landlord, fix to or exhibit on the outside of the Premises, or fix to or exhibit through any window of the Premises, or display anywhere on the Premises, any placard, sign, notice, fascia board or advertisement.

3.6 Statutory obligations

3.6.1 *General provision*

The Tenant must comply in all respects with the requirements of any statutes, and any other obligations so applicable imposed by law or by any byelaws, applicable to the Premises or the trade or business for the time being carried on there.

3.6.2 *Particular obligations*

3.6.2.1 Works required by statute, department or authority

Without prejudice to the generality of clause 3.6.1, the Tenant must execute all works and provide and maintain all arrangements on or in respect of the Premises or the use to which they are being put that are required in order to comply with the requirements of any statute already or in the future to be passed, or the requirements of any government department, local authority or other public or competent authority or court of competent jurisdiction, regardless of whether the requirements are imposed on the owner, the occupier, or any other person.

3.6.2.2 Acts causing losses

Without prejudice to the generality of clause 3.6.1, the Tenant must not do anything in or near the Premises by reason of which the Landlord may incur any losses under any statute.

3.6.2.3 Construction (Design and Management) Regulations

Without prejudice to the generality of clause 3.6.1, the Tenant must comply with the provisions of the Construction (Design and Management) Regulations 1994 ('the CDM Regulations'), be the only client, as defined in the provisions of the CDM Regulations, fulfil, in relation to all and any works, all the obligations of the client as set out in or reasonably to be inferred from the CDM Regulations, and make a declaration to that effect to the Health and Safety Executive in accordance with the Approved Code of Practice published from time to time by the Health and Safety Executive in relation to the CDM Regulations. The provisions of clause 5.7.3 FIRE-FIGHTING EQUIPMENT are to have effect in any circumstances to which these obligations apply.

3.6.2.4 Delivery of health and safety files

At the end of the Term, the Tenant must forthwith deliver to the Landlord any and all health and safety files relating to the premises in accordance with the CDM Regulations.

3.7 Entry to inspect and notice to repair

3.7.1 ***Entry and notice***

The Tenant must permit the Landlord on reasonable notice during normal business hours except in emergency --

3.7.1.1 to enter the Premises to ascertain whether or not the covenants and conditions of this Lease have been observed and performed,

3.7.1.2 to view the state of repair and condition of the Premises, and to open up floors and other parts of the Premises where that is necessary in order to do so, and

3.7.1.3 to give to the Tenant, or notwithstanding clause 8.7 NOTICES leave on the Premises, a notice ('a notice to repair') specifying the works required to remedy any breach of the Tenant's obligations as to the repair and condition of the Premises in this Lease,

provided that any opening-up must be made good by and at the cost of the Landlord if it reveals no breach of the terms of this Lease.

3.7.2 ***Works to be carried out***

The Tenant must carry out the works specified in a notice to repair immediately, including making good any opening up that revealed a breach of the terms of this Lease.

3.7.3 ***Landlord's power in default***

If within one month of the service of a notice to repair the Tenant has not started to execute the work referred to in that notice, or is not proceeding diligently with it, or if the Tenant fails to finish the work within two months, or if in the Landlord's Surveyor's reasonable opinion the Tenant is unlikely to finish the work within that period, the Tenant must permit the Landlord to enter the Premises to execute the outstanding work, and must within **14 days** of a written demand pay to the Landlord the cost of so doing and all expenses incurred by the Landlord, including legal costs and surveyor's fees.

3.8 Alienation

3.8.1 ***Alienation prohibited***

The Tenant must not hold the Premises on trust for another. The Tenant must not part with possession of the Premises or any part of the Premises or permit another to occupy them or any part of them except pursuant to a transaction permitted by and effected in accordance with the provisions of this Lease.

3.8.2 *Assignment, subletting and charging of part*

The Tenant must not assign or charge part only of the Premises and must not sublet the whole or any part of the Premises.

3.8.3 *Assignment of the whole*

Subject to clauses 3.8.4 CIRCUMSTANCES and 3.8.5 CONDITIONS, the Tenant must not assign the whole of the Premises without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed.

3.8.4 *Circumstances*

If any of the following circumstances -- which are specified for the purposes of the Landlord and Tenant Act 1927 Section 19(1A) -- applies either at the date when application for consent to assign is made to the Landlord, or after that date but before the Landlord's consent is given, the Landlord may withhold his consent and if, after the Landlord's consent has been given but before the assignment has taken place, any such circumstances apply, the Landlord may revoke his consent, whether his consent is expressly subject to a condition as referred to in clause 3.8.5.4 CONDITIONS or not. The circumstances are --

3.8.4.1 that any sum due from the Tenant under this Lease remains unpaid,

3.8.4.2 that in the Landlord's reasonable opinion the assignee is not a person who is likely to be able to comply with the tenant covenants of this Lease and to continue to be able to comply with them following the assignment,

3.8.4.3 that without prejudice to clause 3.8.4.2, in the case of an assignment to a company in the same group as the Tenant within the meaning of the 1954 Act Section 42 in the Landlord's reasonable opinion the assignee is a person who is, or may become, less likely to be able to comply with the tenant covenants of this Lease than the Tenant requesting consent to assign, which likelihood is adjudged by reference in particular to the financial strength of that Tenant aggregated with that of any guarantor of the obligations of that Tenant and the value of any other security for the performance of the tenant covenants of this Lease when assessed at the date of grant or -- where that Tenant is not **H L Plastics Limited** -- the date of the assignment of this Lease to that Tenant,or

3.8.4.4 that the assignee or any guarantor for the assignee, other than any guarantor under an authorised guarantee agreement, is a corporation registered -- or otherwise resident -- in a jurisdiction in which the order of a court obtained in England and Wales will not necessarily be enforced against the assignee or guarantor without any consideration of the merits of the case.

3.8.5 *Conditions*

The Landlord may impose any or all of the following conditions -- which are specified for the purposes of the Landlord and Tenant Act 1927 Section 19(1A) -- on giving any consent for an assignment by the Tenant, and any such consent is to be treated as being subject to each of the following conditions --

3.8.5.1 a condition that on or before any assignment and before giving occupation to the assignee, the Tenant requesting consent to assign, together with any former tenant who by virtue of the 1995 Act Section 11 was not released on an earlier assignment of this Lease, must enter into an authorised guarantee agreement[92]in favour of the Landlord in the terms set out in schedule 6 THE AUTHORISED GUARANTEE AGREEMENT,

3.8.5.2 a condition that if reasonably so required by the Landlord on an assignment to a limited company, the assignee must ensure that at least 2 directors of the company, or some other guarantor or guarantors reasonably acceptable to the Landlord, enter into direct covenants with the Landlord in the form of the Guarantor's covenants contained in clause 6 GUARANTEE PROVISIONS with 'the Assignee' substituted for 'the Tenant',

3.8.5.3 a condition that on or before any assignment, the Tenant making the request for consent to assign must give to the Landlord a copy of the health and safety file required to be maintained under the Construction (Design and Management) Regulations 1994 containing full details of all works undertaken to the Premises by that Tenant, and

3.8.5.4 a condition that if, at any time before the assignment, the circumstances specified in clause 3.8.4 CIRCUMSTANCES, or any of them, apply, the Landlord may revoke the consent by written notice to the Tenant.

3.8.6 *Charging of the whole*

The Tenant must not charge the whole of the Premises without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed.

3.8.7 *Registration of permitted dealings*

Within 28 days of any assignment, charge, or any transmission or other devolution relating to the Premises, the Tenant must produce a certified copy of any relevant document for registration with the Landlord's solicitor, and must pay the Landlord's solicitor's charges for registration of at least £50 together with VAT.

3.8.8 *Sharing with a group company*

Notwithstanding clause 3.8.1 ALIENATION PROHIBITED, the Tenant may share the occupation of the whole or any part of the Premises with a company that is a member of the same group as the Tenant within the meaning of the 1954 Act Section 42, for so long as both companies remain members of that group and otherwise than in a manner that transfers or creates a legal estate.

3.9 Nuisance and residential restrictions

3.9.1 *Nuisance*

The Tenant must not do anything on the Premises, or allow anything to remain on them, that may be or become or cause a nuisance, or annoyance, disturbance, inconvenience, injury or damage to the Landlord or his tenants or the owners or occupiers of any adjoining property of the Landlord or any other adjacent or neighbouring premises.

3.9.2 *Auctions, trades and immoral purposes*

The Tenant must not use the Premises for any auction sale, any dangerous, noxious, noisy or offensive trade, business, manufacture or occupation, or for any illegal or immoral act or purpose.

3.9.3 *Residential use, sleeping and animals*

The Tenant must not use the Premises as sleeping accommodation or for residential purposes, or keep any animal, bird or reptile on them.

3.10 Costs of applications, notices and recovery of arrears

The Tenant must pay to the Landlord on an indemnity basis all costs, fees, charges, disbursements and expenses -- including without prejudice to the generality of the above those payable to counsel, solicitors, surveyors and bailiffs -- properly and reasonably incurred by the Landlord in relation to or incidental to --

3.10.1 every application made by the Tenant for a consent or licence required by the provisions of this Lease, whether it is granted, refused or offered subject to any lawful qualification or condition, or the application is withdrawn,

3.10.2 the contemplation, preparation and service of a notice under the Law of Property Act 1925 Section 146, or by reason or the contemplation of proceedings under Sections 146 or 147 of that Act, even if forfeiture is avoided otherwise than by relief granted by the court,

3.10.3 the recovery or attempted recovery of arrears of rent or other sums due under this Lease, and

3.10.4 any steps taken in contemplation of or in connection with the preparation and service of a schedule of dilapidations during or after the end of the Term.

3.11 Planning and development

3.11.1 *Compliance with the Planning Acts*

The Tenant must observe and comply with the provisions and requirements of the Planning Acts affecting the Premises and their use and must indemnify the Landlord, and keep him indemnified, both during the Term and following the end of it, against all losses in respect of any contravention of those Acts.

3.11.2 *Consent for application*

The Tenant must not make any application for planning permission without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed in any case where application for and implementation of the planning permission will not create or give rise to any tax liability for the Landlord or where the Tenant indemnifies the Landlord against such liability·

3.11.3 *Permissions and notices*

The Tenant must at his expense obtain any planning permissions and serve any notices that may be required to carry out any development on or at the Premises.

3.11.4 *Charges and levies*

Subject only to any statutory direction to the contrary, the Tenant must pay and satisfy any charge or levy that may subsequently be imposed under the Planning Acts in respect of the carrying out or maintenance of any development on or at the Premises.

3.11.5 *Pre-conditions for development*

Notwithstanding any consent that may be granted by the Landlord under this Lease, the Tenant must not carry out any development on or at the Premises until all necessary notices under the Planning Acts have been served and copies produced to the Landlord, all necessary permissions under the Planning Acts have been obtained and produced to the Landlord, and the Landlord has acknowledged that every necessary planning permission is acceptable to him such acknowledgement not to be unreasonably withheld. The Landlord may refuse to acknowledge his acceptance of a planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would in the reasonable opinion of the Surveyor be, or be likely to be, prejudicial to the Landlord or to his reversionary interest in the Premises or any adjoining property of the Landlord whether during or following the end of the Term.

3.11.6 *Completion of development*

Where a condition of any planning permission granted for development begun before the end of the Term requires works to be carried out to the Premises by a date after the end of the Term, the Tenant must, unless the Landlord directs otherwise, finish those works before the end of the Term.

3.11.7 *Security for compliance with conditions*

In any case where a planning permission is granted subject to conditions, and if the Landlord reasonably so requires, the Tenant must provide sufficient security for his compliance with the conditions and must not implement the planning permission until that security has been provided.

3.12 Plans, documents and information

3.12.1 *Evidence of compliance with this Lease*

If so requested, the Tenant must produce to the Landlord or the Surveyor any plans, documents and other evidence the Landlord reasonably requires in order to satisfy himself that the provisions of this Lease have been complied with.

3.12.2 *Information for renewal or rent review*

If so requested, the Tenant must produce to the Landlord, the Surveyor, or any person acting as the third party determining the Rent in default of agreement between the Landlord and the Tenant under any provisions for rent review contained in this Lease, any information reasonably requested in writing in relation to any pending or intended step under the 1954 Act or the implementation of any provisions for rent review.

3.13 Indemnities

The Tenant must keep the Landlord fully indemnified against all losses arising directly or indirectly out of any act, omission or negligence of the Tenant or any persons at the Premises expressly or impliedly with his authority, or any breach or non-observance by the Tenant of the covenants, conditions or other provisions of this Lease or any of the matters to which this demise is subject.

3.14 Reletting boards and viewing

At any time during the last six months of the Contractual Term and at any time thereafter, the Tenant must permit the Landlord to enter the Premises and fix and retain anywhere on them a board advertising them for reletting. While any such board is on the Premises the Tenant must permit viewing of the Premises at reasonable times of the day.

3.15 Obstruction and encroachment

3.15.1 *Obstruction of windows*

The Tenant must not stop up, darken or obstruct any windows or light belonging to the Premises.

3.15.2 *Encroachments*

The Tenant must take all reasonable steps to prevent the construction of any new window, light, opening, doorway, path, passage, pipe or the making of any encroachment or the acquisition of any easement in relation to the Premises and must notify the Landlord immediately if any such thing is constructed, encroachment is made or easement acquired, or any attempt is made to construct such a thing, to encroach or acquire an easement. At the request of the Landlord the Tenant must adopt such means as are reasonably required to prevent the construction of such a thing, the making of any encroachment or the acquisition of any easement.

3.16 Yielding up

At the end of the Term the Tenant must yield up the Premises with vacant possession, decorated and repaired in accordance with and in the condition required by the provisions of this Lease, give up all keys of the Premises to the Landlord, remove tenant's fixtures and fittings if requested to do so by the Landlord, and remove all signs erected by the Tenant or any of his predecessors in title in upon or near the Premises, immediately making good any damage caused by their removal.

3.17 Interest on arrears

The Tenant must pay interest on any of the Lease Rents or other sums due under this Lease that are not paid within 14 days of the date due whether formally demanded or not, the interest to be recoverable as rent. Nothing in this clause entitles the Tenant to withhold or delay any payment of the Lease Rents or any other sum due under this Lease or affects the rights of the Landlord in relation to any non-payment.

3.18 Statutory notices

The Tenant must give full particulars to the Landlord of any notice, direction, order or proposal relating to the Premises made, given or issued to the Tenant by any government department or local, public, regulatory or other authority or court within 7 days of receipt, and if so requested by the Landlord must produce it to the Landlord. The Tenant must without delay take all necessary steps to comply with the notice, direction or order. At the request of the Landlord, but at his own cost, the Tenant must make or join with the Landlord in making any objection or representation the Landlord deems expedient against or in respect of any notice, direction, order or proposal.

3.19 Keyholders

The Tenant must ensure that at all times the Landlord and the local police force have written notice of the name, home address and home telephone number of at least 2 keyholders of the Premises.

3.20 Viewing on sale of reversion

The Tenant must, on reasonable notice, at any time during the Term, permit prospective purchasers of the Landlord's reversion or any other interest superior to the Term, or agents instructed in connection with the sale of the reversion or such an interest, to view the Premises without interruption provided they have the prior written authority of the Landlord or his agents.

3.21 Defective premises

The Tenant must give notice to the Landlord of any defect in the Premises that might give rise to an obligation on the Landlord to do or refrain from doing anything in order to comply with the provisions of this Lease or the duty of care imposed on the Landlord, whether pursuant to the Defective Premises Act 1972 or otherwise, and must at all times display and maintain any notices the Landlord from time to time reasonably requires him to display at the Premises.

3.22 Replacement guarantor

3.22.1 *Guarantor replacement events*

In this clause 3.22 references to a 'guarantor replacement event' are references, in the case of an individual, to death, bankruptcy, having a receiving order made against him or having a receiver appointed under the Mental Health Act 1983 or entering into a voluntary arrangement and, in the case of a company, to passing a resolution to wind up, entering into liquidation, a voluntary arrangement or administration or having a receiver appointed.

3.22.2 *Action on occurrence of a guarantor replacement event*

Where during the relevant Liability Period a guarantor replacement event occurs to the Guarantor or any person who has entered into an authorised guarantee agreement, the Tenant must give notice of the event to the Landlord within **14 days** of his becoming aware of it. If so required by the Landlord, the Tenant must within **28 days** obtain some other person reasonably acceptable to the Landlord to execute a guarantee in the form of the Guarantor's covenants in clause 6 GUARANTEE PROVISIONS or the authorised guarantee agreement in schedule 6 THE AUTHORISED GUARANTEE AGREEMENT, as the case may be, for the residue of the relevant Liability Period.

3.23 Exercise of the Landlord's rights

The Tenant must permit the Landlord to exercise any of the rights granted to him by virtue of the provisions of this Lease at all times during the Term without interruption or interference.

3.24 The Industrial Covenants

The Tenant must observe and perform the Industrial Covenants.

3.25 Costs of grant of this Lease

The Tenant must pay the fees and disbursements of the Landlord's solicitors, agents and surveyors and all other costs and expenses incurred by the Landlord in relation to the negotiation, preparation, execution and grant of this Lease.

3.26 Consent to the Landlord's release

The Tenant must not unreasonably withhold consent to a request made by the Landlord under the 1995 Act Section 8 for a release from all or any of the landlord covenants of this Lease.

4 THE LANDLORD'S COVENANTS

The Landlord covenants with the Tenant to observe and perform the requirements of this clause 4.

4.1 Quiet enjoyment

The Landlord must permit the Tenant peaceably and quietly to hold and enjoy the Premises without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for him.

4.2 Repairs

The Landlord must maintain the Road -- unless it is adopted as a highway maintainable at the public expense -- and the Adjoining Conduits, and keep it and them in good and substantial repair and condition.

5 INSURANCE

5.1 Warranty as to convictions

The Tenant warrants that before the execution of this document he has disclosed to the Landlord in writing any conviction, judgment or finding of any court or tribunal relating to the Tenant, or any director, other officer or major shareholder of the Tenant, of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue insurance of any of the Insured Risks.

5.2 Covenant to insure

The Landlord covenants with the Tenant to insure the Premises in the joint names of the Landlord and the Tenant and any other person the Landlord reasonably requires unless the insurance is vitiated by any act of the Tenant or by anyone at the Premises expressly or by implication with the his authority.

5.3 Details of the insurance

5.3.1 *Office, underwriters and agency*

Insurance is to be effected in such substantial and reputable insurance office, or with such underwriters, and through such agency as the Landlord from time to time decides.

5.3.2 *Insurance cover*

Insurance must be effected for the following amounts --

5.3.2.1 the sum that the Landlord is from time to time advised by the Surveyor is the full cost of rebuilding and reinstating the Premises, including VAT, architects', surveyors', engineers', solicitors' and all other professional persons' fees, the fees payable on any applications for planning permission or other permits or consents that may be required in relation to rebuilding or reinstating the Premises, the cost of preparation of the site including shoring-up, debris removal, demolition, site clearance and any works that may be required by statute, and incidental expenses, and

5.3.2.2 loss of the Rent, taking account of any rent review that may be due, for **3 years** or such longer period as the Landlord from time to time reasonably requires for planning and carrying out the rebuilding or reinstatement.

5.3.3 *Risks insured*

Insurance must be effected against damage or destruction by any of the Insured Risks to the extent that such insurance may ordinarily be arranged with a substantial and reputable insurer for properties such as the Premises, subject to such excesses, exclusions or limitations as the insurer requires.

5.4 Payment of the Insurance Rent

The Tenant covenants to pay the Insurance Rent for the period starting on the Rent Commencement Date and ending on the day before the next policy renewal date on the date of this Lease, and subsequently to pay the Insurance Rent on demand and, if so demanded, in advance of the policy renewal date.

5.5 Suspension of the Rent

5.5.1 *Events giving rise to suspension*

If and whenever the Premises or any part of them are damaged or destroyed by one or more of the Insured Risks -- except one against which insurance may not ordinarily be arranged for properties such as the Premises unless the Landlord has in fact insured against that risk -- so that the Premises or any part of them are unfit for occupation or use, or the Road or the Adjoining Conduits are damaged or destroyed so that the Premises or any part of them are unfit for occupation or use, and payment of the insurance money is not wholly or partly refused because of any act or default of the Tenant or anyone at the Premises expressly or by implication with his authority then the provisions of clause 5.5.2 SUSPENDING THE RENT are to have effect.

5.5.2 *Suspending the Rent*

In the circumstances mentioned in clause 5.5.1 EVENTS GIVING RISE TO SUSPENSION the Rent, or a fair proportion of it according to the nature and the extent of the damage sustained, is to cease to be payable until the Premises, or the affected part, or the Road or the Adjoining Conduits have been rebuilt or reinstated so as to render the Premises, or the affected part, fit for occupation and use, or until the end of **3 years** from the destruction or damage, whichever period is the shorter, the proportion of the Rent suspended and the period of the suspension to be determined by the Surveyor acting as an expert and not as an arbitrator.

5.6 Reinstatement and termination

5.6.1 *Obligation to obtain permissions*

If and whenever the Premises or any part of them are damaged or destroyed by one or more of the Insured Risks -- except one against which insurance may not ordinarily be arranged for properties such as the Premises, unless the Landlord has in fact insured against that risk --, or the Road or the Adjoining Conduits are damaged or destroyed so that the Premises or any part of them are unfit for occupation or use, and payment of the insurance money is not wholly or partly refused because of any act or default of the Tenant or anyone at the Premises expressly or by implication with his authority, the Landlord must use his best endeavours to obtain the planning permissions and other permits and consents ('permissions') that are required under the Planning Acts or otherwise to enable him to rebuild and reinstate the Premises, the Road or the Adjoining Conduits.

5.6.2 *Obligation to reinstate*

Subject to the provisions of clause 5.6.3 RELIEF FROM THE OBLIGATION TO REINSTATE, and, if any permissions are required, after they have been obtained, the Landlord must as soon as reasonably practicable apply all money received in respect of the insurance effected by the Landlord pursuant to this Lease, except sums in respect of loss of the Rent, in rebuilding or reinstating the Premises, or as the case may be in rebuilding or reinstating the Road or the Adjoining Conduits.

5.6.3 *Relief from the obligation to reinstate*

The Landlord need not rebuild or reinstate the Premises, the Road or the Adjoining Conduits if and for so long as rebuilding or reinstating is prevented because --

- 5.6.3.1 the Landlord, despite using his best endeavours, cannot obtain any necessary permission,
- 5.6.3.2 any permission is granted subject to a lawful condition with which in all the circumstances it is unreasonable to expect the Landlord to comply,
- 5.6.3.3 there is some defect or deficiency in the site on which the rebuilding or reinstatement is to take place that renders it impossible or means it can only be undertaken at a cost that is unreasonable in all the circumstances,
- 5.6.3.4 the Landlord is unable to obtain access to the site to rebuild or reinstate,
- 5.6.3.5 the rebuilding or reinstating is prevented by war, act of God, government action, strike or lock-out, or

because of the occurrence of any other circumstances beyond the Landlord's control.

5.6.4 *Notice to terminate*

If at the end of a period of 3 years starting on the date of the damage or destruction the Premises, the Road, or the Adjoining Conduits have not been rebuilt or reinstated so that the Premises are fit for the Tenant's occupation and use, either the Landlord or the Tenant may by notice served at any time within 6 months of the end of that period ('a notice to terminate following failure to reinstate') implement the provisions of clause 5.6.5 TERMINATION FOLLOWING FAILURE TO REINSTATE.

5.6.5 *Termination following failure to reinstate*

On service of a notice to terminate following failure to reinstate, the Term is to cease absolutely -- but without prejudice to any rights or remedies that may have accrued -- and all money received in respect of the insurance effected by the Landlord pursuant to this Lease is to belong to the Landlord absolutely.

5.7 Tenant's further insurance covenants

The Tenant covenants with the Landlord to observe and perform the requirements of this clause 5.7.

5.7.1 *Requirements of insurers*

The Tenant must comply with all the requirements and recommendations of the insurers.

5.7.2 *Policy avoidance and additional premiums*

The Tenant must not do or omit anything that could cause any insurance policy on or in relation to the Premises to become wholly or partly void or voidable, or do or omit anything by which additional insurance premiums may become payable unless he has previously notified the Landlord and has agreed to pay the increased premium.

5.7.3 *Fire-fighting equipment*

The Tenant must keep the Premises supplied with such fire fighting equipment as the insurers and the fire authority require and must maintain the equipment to their satisfaction. At least once in every 6 months the Tenant must cause any sprinkler system and other fire fighting equipment to be inspected by a competent person.

5.7.4 *Combustible materials*

The Tenant must not store on the Premises or bring onto them anything of a specially combustible, inflammable or explosive nature, and must comply with the requirements and recommendations of the fire authority and the reasonable requirements of the Landlord as to fire precautions relating to the Premises.

5.7.5 *Fire escapes, equipment and doors*

The Tenant must not obstruct the access to any fire equipment or the means of escape from the Premises, or lock any fire door while the Premises are occupied.

5.7.6 *Notice of events affecting the policy*

The Tenant must give immediate notice to the Landlord of any event that might affect any insurance policy on or relating to the Premises and any event against which the Landlord may have insured under this Lease.

5.7.7 *Notice of convictions*

The Tenant must give immediate notice to the Landlord of any conviction, judgment or finding of any court or tribunal relating to the Tenant, or any director other officer or major shareholder of the Tenant, of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue any insurance.

5.7.8 *Other insurance*

If at any time the Tenant is entitled to the benefit of any insurance of the Premises that is not effected or maintained in pursuance of any obligation contained in this Lease, the Tenant must apply all money received by virtue of that insurance in making good the loss or damage in respect of which the money is received.

5.7.9 *Reinstatement on refusal of money through default*

If at any time the Premises or any part of them are damaged or destroyed by one or more of the Insured Risks and the insurance money under the policy of insurance effected by the Landlord pursuant to his obligations contained in this Lease is wholly or partly irrecoverable because of any act or default of the Tenant or of anyone at the Premises expressly or by implication[(6)] with his authority and under his control, the Tenant must immediately, at the option of the

Landlord, either rebuild and reinstate the Premises or the part of them destroyed or damaged, to the reasonable satisfaction and under the supervision of the Surveyor -- in which case, on completion of the rebuilding and refurbishment, the Landlord must pay to the Tenant the amount that the Landlord has actually received under the insurance policy in respect of the destruction or damage -- or pay to the Landlord on demand with interest the amount of the insurance money so irrecoverable -- in which case the provisions of clauses 5.5 SUSPENSION OF THE RENT and 5.6 REINSTATEMENT AND TERMINATION are to apply.

5.8 Landlord's further insurance covenants

The Landlord covenants with the Tenant to observe and perform the requirements set out in this clause 5.8 in relation to the insurance policy effected by the Landlord pursuant to his obligations contained in this Lease.

5.8.1 *Copy policy*

The Landlord must produce to the Tenant on demand a copy of the policy and the last premium renewal receipt .

5.8.2 *Noting of the Tenant's interest*

The Landlord must ensure that the interest of the Tenant is noted or endorsed on the policy.

5.8.3 *Change of risks*

The Landlord must notify the Tenant of any material change in the risks covered by the policy from time to time.

6 GUARANTEE PROVISIONS

6.1 The Guarantor's covenants

6.1.1 *Nature and duration*

The Guarantor's covenants with the Landlord are given as sole or principal debtor or covenantor, with the landlord for the time being and with all his successors in title without the need for any express assignment, and the Guarantor's obligations to the Landlord will last throughout the Liability Period.

6.1.2 *The covenants*

The Guarantor covenants with the Landlord to observe and perform the requirements of this clause 6.1.2.

6.1.2.1 Payment of rent and performance of the Lease

The Tenant must pay the Lease Rents and VAT charged on them punctually and observe and perform the covenants and other terms of this Lease, and if, at any time during the Liability Period while the Tenant is bound by the tenant covenants of this Lease, the Tenant defaults in paying the Lease Rents or in observing or performing any of the covenants or other terms of this Lease, then the Guarantor must pay the Lease Rents and observe or perform the covenants or terms in respect of which the Tenant is in default and make good to the Landlord on demand, and indemnify the Landlord against, all losses resulting from such non-payment, non-performance or non-observance notwithstanding --

(a) any time or indulgence granted by the Landlord to the Tenant, any neglect or forbearance of the Landlord in enforcing the payment of the Lease Rents or the observance or performance of the covenants or other terms of this Lease, or any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord is entitled -- or will after the service of a notice under the Law of Property Act 1925 Section 146 be entitled -- to re-enter the Premises,

(b) that the terms of this Lease may have been varied by agreement between the Landlord and the Tenant
(c) that the Tenant has surrendered part of the Premises -- in which event the liability of the Guarantor under this Lease is to continue in respect of the part of the Premises not surrendered after making any necessary apportionments under theLaw of Property Act 1925 Section 140, and
(d) anything else (other than a release by deed) by which, but for this clause 6.1.2.1, the Guarantor would be released.

6.1.2.2 New lease following disclaimer

If, at any time during the Liability Period while the Tenant is bound by the tenant covenants of this Lease, any trustee in bankruptcy or liquidator of the Tenant disclaims this Lease, the Guarantor must, if so required by notice served by the Landlord within **60 days** of the Landlord's becoming aware of the disclaimer, take from the Landlord forthwith a lease of the Premises for the residue of the Contractual Term as at the date of the disclaimer, at the Rent then payable under this Lease and subject to the same covenants and terms as in this Lease -- except that the Guarantor need not ensure that any other person is made a party to that lease as guarantor -- the new lease to commence on the date of the disclaimer. The Guarantor must pay the costs of the new lease and VAT charged thereon, except where such VAT is recoverable or available for set-off by the Landlord as input tax, and execute and deliver to the Landlord a counterpart of the new lease.

6.1.2.3 Payments following disclaimer

If this Lease is disclaimed and the Landlord does not require the Guarantor to accept a new lease of the Premises in accordance with clause 6.1.2.2 NEW LEASE FOLLOWING DISCLAIMER, the Guarantor must pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises and the Lease Rents in both cases for the period commencing with the date of the disclaimer and ending on whichever is the earlier of the date **6 months** after the disclaimer, the date, if any, upon which the Premises are relet, and the end of the Contractual Term.

6.1.2.4 Guarantee of the Tenant's liabilities under an authorised guarantee agreement

If, at any time during the Liability Period while the Tenant is bound by an authorised guarantee agreement, the Tenant defaults in his obligations under that agreement, the Guarantor must make good to the Landlord on demand, and indemnify the Landlord against, all losses resulting from that default notwithstanding --
(a) any time or indulgence granted by the Landlord to the Tenant, or neglect or forbearance of the Landlord in enforcing the payment of any sum or the observance or performance of the covenants of the authorised guarantee agreement,
(b) that the terms of the authorised guarantee agreement may have been varied by agreement between the Landlord and the Tenant or
(c) anything else (other than a release by deed) by which, but for this clause 6.1.2.4, the Guarantor would be released.

6.1.3 *Severance*

6.1.3.1 Severance of void provisions

Any provision of this clause 6 rendered void by virtue of the 1995 Act Section 25 is to be severed from all remaining provisions, and the remaining provisions are to be preserved.

6.1.3.2 Limitation of provisions

If any provision in this clause 6 extends beyond the limits permitted by the 1995 Act Section 25, that provision is to be varied so as not to extend beyond those limits.

7 FORFEITURE

If and whenever during the Term --

7.1 the Lease Rents, or any of them or any part of them, or any VAT payable on them, are outstanding for 14 days after becoming due, whether formally demanded or not, or

7.2 the Tenant or the Guarantor breaches any covenant or other term of this Lease, or

7.3 the Tenant or the Guarantor, being an individual, becomes subject to a bankruptcy order or has an interim receiver appointed to his property, or

7.4 the Tenant or the Guarantor, being a company, enters into liquidation whether compulsory or voluntary -- but not if the liquidation is for amalgamation or reconstruction of a solvent company --or enters into administration or has a receiver appointed over all or any part of its assets, or

7.5 the Tenant or the Guarantor enters into or makes a proposal to enter into any voluntary arrangement pursuant to theInsolvency Act 1986 or any other arrangement or composition for the benefit of his creditors, or

7.6 the Tenant has any distress, sequestration or execution levied on his goods

and, where the Tenant or the Guarantor is more than one person, if and whenever any of the events referred to in this clause happens to any one or more of them, the Landlord may at any time re-enter the Premises or any part of them in the name of the whole -- even if any previous right of re-entry has been waived -- and thereupon the Term is to cease absolutely but without prejudice to any rights or remedies that may have accrued to the Landlord against the Tenant or the Guarantor in respect of any breach of covenant or other term of this Lease, including the breach in respect of which the re-entry is made.

8 MISCELLANEOUS

8.1 Exclusion of warranty as to use

Nothing in this Lease or in any consent granted by the Landlord under this Lease is to imply or warrant that the Premises may lawfully be used under the Planning Acts for the Permitted Use.

8.2 Exclusion of third party rights

Nothing in this Lease is intended to confer any benefit on any person who is not a party to it.

8.3 Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord, except any such statement or representation expressly set out in this Lease.

8.4 Documents under hand

While the Landlord is a limited company or other corporation, any licence, consent, approval or notice required to be given by the Landlord is to be sufficiently given if given under the hand of a director, the secretary or other duly authorised officer of the Landlord.

8.5 Tenant's property

If, after the Tenant has vacated the Premises at the end of the Term, any property of his remains in or on the Premises and he fails to remove it within 7 days after a written request from the Landlord to do so, or, if the Landlord is unable to make such a request to the Tenant, within 14 days from the first attempt to make it, then the Landlord may, as the agent of the Tenant, sell that property. The Tenant must indemnify the Landlord against any liability incurred by the Landlord to any third party whose property is sold by him in the mistaken belief held in good faith -- which is to be presumed unless the contrary is proved -- that the property belonged to the Tenant. If, having made reasonable efforts to do so, the

Landlord is unable to locate the Tenant, then the Landlord may retain the proceeds of sale absolutely unless the Tenant claims them within 6 months of the date upon which he vacated the Premises. The Tenant must indemnify the Landlord against any damage occasioned to the Premises and any losses caused by or related to the presence of the property in or on the Premises.

8.6 Compensation on vacating excluded

Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises is excluded to the extent that the law allows.

8.7 Notices

8.7.1 ***Form and service of notices***

A notice under this Lease must be in writing and, unless the receiving party or his authorised agent acknowledges receipt, is valid if, and only if --

8.7.1.1 it is given by hand, sent by registered post or recorded delivery, or sent by fax provided that a confirmatory copy is given by hand or sent by registered post or recorded delivery on the same day, and

8.7.1.2 it is served --

(a) where the receiving party is a company incorporated within Great Britain, at the registered office,

(b) where the receiving party is the Tenant and the Tenant is not such a company, at the Premises, and

(c) where the receiving party is the Landlord and the Landlord is not such a company, at the Landlord's address shown in this Lease or at any address specified in a notice given by the Landlord to the Tenant.

8.7.2 ***Deemed delivery***

8.7.2.1 By registered post or recorded delivery

Unless it is returned through the Royal Mail undelivered, a notice sent by registered post or recorded delivery is to be treated as served on the third working day after posting whenever, and whether or not, it is received.

8.7.2.2 By fax

A notice sent by fax is to be treated as served on the day on which it is sent, or the next working day where the fax is sent after 1600 hours or on a day that is not a working day, whenever and whether or not it or the confirmatory copy is received unless the confirmatory copy is returned through the Royal Mail undelivered.

8.7.2.3 'A working day'

References to 'a working day' are references to a day when the United Kingdom clearing banks are open for business in the City of London.

8.7.3 ***Joint recipients***

If the receiving party consists of more than one person, a notice to one of them is notice to all.

8.8 Rights and easements

The operation of the Law of Property Act 1925 Section 62 is excluded from this Lease. The only rights granted to the Tenant are those expressly set out in this Lease and the Tenant is not to be entitled to any other rights affecting any adjoining property of the Landlord.

8.9 The perpetuity period

The perpetuity period applicable to this Lease is 80 years from the commencement of the Contractual Term, and whenever in this Lease any party is granted a future interest it must vest within that period or be void for remoteness.

8.10 Party walls

Any walls dividing the buildings on the Premises from any other buildings are to be party walls within the meaning of the Law of Property Act 1925 Section 38 and must be maintained at the equally shared expense of the Tenant and the Landlord.

8.11 New lease

This Lease is a new tenancy for the purposes of the 1995 Act Section 1.

SCHEDULE 1: THE RIGHTS GRANTED

1-1 Right of way

The right, subject to temporary interruption for repair, alteration, rebuilding or replacement, for the Tenant and all persons expressly or by implication authorised by him - in common with the Landlord and all other persons having a like right - to pass and repass to and from the Premises over and along the Road at all times for all purposes connected with the use and enjoyment of the Premises but not otherwise, with or without vehicles of any description.

1-2 Passage and running through the Adjoining Conduits

The right, subject to temporary interruption for repair, alteration or replacement, to the free passage and running of all services to and from the Premises through the appropriate Adjoining Conduits, in common with the Landlord and all other persons having a like right.

SCHEDULE 2: THE RIGHTS RESERVED

2-1 Passage and running through the Conduits

The right to the free and uninterrupted passage and running of all appropriate services and supplies from and to any adjoining property of the Landlord in and through the appropriate Conduits and through any structures of a similar use or nature that may at any time be constructed in, on, over or under the Premises as permitted by paragraph 2-2 RIGHT TO CONSTRUCT CONDUITS.

2-2 Right to construct conduits

The right to construct and to maintain at any time during the Term any pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication or reception systems, channels, flues and other necessary conducting media for the provision of services or supplies -- including any fixings, louvres, cowls and any other ancillary apparatus -- for the benefit of any adjoining property of the Landlord, making good any damage caused by the exercise of the right.

2-3 Access

2-3.1 *Access to inspect* etc

The right to enter, or in emergency to break into and enter, the Premises at any time during the Term *(or as required)* at reasonable times and on reasonable notice except in emergency --

2-3.1.1 to inspect the condition and state of repair of the Premises,

2-3.1.2 to inspect, clean, connect to, repair, remove, replace with others, alter or execute any works whatever to or in connection with the conduits, easements, services or supplies referred to in paragraphs 2-1 PASSAGE AND RUNNING THROUGH THE CONDUITS and 2-2 RIGHT TO CONSTRUCT CONDUITS,

2-3.1.3 to carry out work of any kind to any adjoining property of the Landlord or any other buildings ,

2-3.1.4 to carry out work or do anything whatever that the Landlord is obliged to do under this Lease,

2-3.1.5 to take schedules or inventories of fixtures and other items to be yielded up at the end of the Term, and

2-3.1.6 to exercise any of the rights granted to the Landlord in this Lease.

2-3.2 *Access on renewal or rent review*

The right to enter the Premises with the Surveyor and the third party determining the Rent under any provisions for rent review contained in this Lease at any convenient hours and on reasonable prior notice to inspect and measure the Premises for all purposes connected with any pending or intended step under the 1954 Act or the implementation of the provisions for rent review.

2-4 Right to erect new buildings

Full right and liberty at any time to build, rebuild, alter or raise the height of any building on any adjoining property of the Landlord in such manner as the Landlord thinks fit, even if doing so obstructs, affects or interferes with the amenity of or the access to the Premises or the passage of light and air to the Premises and even if it materially affects the Premises or the use and enjoyment of the Premises.

2-5 Right of New Access

The right for the Landlord and all persons expressly or by implication authorised or by the Landlord to pass and repass over and along the New Access at all times and for all purposes connected with the use and enjoyment of the Blue Land with or without vehicles of any description.

SCHEDULE 3: THE RENT AND RENT REVIEW

1 Definitions

In this schedule:

1.1 'the First Review Date' means **30th June 2008**, 'the Review Dates' means the First Review Date and every anniversary of it during the Term, and references to 'a review date' are references to any one of the Review Dates;

1.2 'a Five Year Rent Notice' means a notice served on the Tenant by the Landlord at least 3 months prior to the 5th, 10th or 15th years of the Contractual Term requiring in the notice that the provisions of schedule 7 shall apply on the next Review Date

1.3 'the Initial Rent' means the sum of £345,000.00; and

1.4 references to 'a review period' are references to a period beginning on any review date and ending on the day before the next review date or the day before the end of the Term as the case may be, and qualified uses of the term are to be construed accordingly.

2 Ascertaining the Rent

2.1 The Rent

Until the First Review Date the Rent is to be firstly the Commencement Rent until 23rd June 2007 and then the Initial Rent, and thereafter during each successive review period the Rent is to be a sum equal to the greater of the rent payable under this lease immediately before the relevant review date or the revised rent that is ascertained in accordance with this schedule or schedule 7 (if applicable).

2.2 The revised rent

The Rent for any review period is to be determined at the relevant review date by multiplying the Initial Rent by the All Items index value of the Index of Retail Prices published by the Office for National Statistics, or any official publication substituted for it, published for the month of March preceding the relevant review date and dividing the result by the All Items index value of that Index for the month of March 2006.

2.3 Changes in the Index

If the reference base used to compile the Index of Retail Prices changes after the date of this lease, the figure taken to be shown in the Index after the change shall be the figure that would have been shown in the Index if the reference base current at March 2006 had been retained.

2.4 Disputes

If it becomes impossible to calculate the Rent for any review period by reference to the Index of Retail Prices because of any change in the methods used to compile the Index after the date of this lease or for any other reason whatever, or if any dispute or question whatever arises between the parties as to the amount of the Rent for any review period or the construction or effect of this schedule, the dispute or question is to be determined by a valuer acting as expert who shall have full power to determine on such dates as he deems appropriate what would have been the relevant value had the Index continued on the basis and giving the information assumed to be available for the operation of this schedule.

2.5 Calculation of the Rent

2.5.1 The Landlord must obtain copies of the Index of Retail Prices and must supply the Tenant with a copy of the latest publication of the Index before each review date together with a calculation of the Rent for the next review period.

2.5.2 Within 14 days of receipt the Tenant must, in writing, acknowledge receipt of the copy and statement and state whether or not he agrees with the calculation.

2.5.3 If the Tenant fails to acknowledge the Landlord's calculation of the Rent, or the procedure laid down in this schedule is not complied with, the Rent for the next review period shall be the amount stated in the Landlord's calculation.

2.5.4 If it is impossible to determine the Rent in accordance with paragraph 2.2, it shall be determined in accordance with paragraph 2.4.

3 Payment of the Rent as ascertained

3.1 The Tenant must continue to pay the Initial Rent or the Rent as last reviewed in accordance with the terms of this lease until ascertainment of the revised rent for any review period.

3.2 The revised rent for any review period is to be payable from the relevant review date and must be paid until ascertainment of the rent for the next review period or as appropriate for the remainder of the Term.

3.3 On ascertainment of the Rent for any review period, the Tenant must forthwith pay to the Landlord the difference between the rent previously payable and the revised rent, for the period from the relevant review date to the date of first payment of the revised rent with interest at the Interest Rate calculated on a daily basis for that period.

4 Memorandum of new rent

When the Rent for any review period has been ascertained in accordance with this schedule a memorandum of the amount payable, signed by or on behalf of the Landlord and the Tenant, must be annexed to this lease and the counterpart of it. The Landlord and the Tenant must bear their own costs in this respect.

5 Costs

The fees and expenses of any valuer appointed to act under this schedule are to be borne equally between the Landlord and the Tenant, unless the valuer considers that either of them has acted unreasonably in which case he may require that party to meet the whole or any part of all fees including the costs of the other party.

6 The Five Year Rent Reviews

The Landlord reserves the right in its sole discretion to serve a 'Five Year Rent Notice'. In event of service by the Landlord of a Five Year Rent Notice on the Tenant the provisions of schedule 7 shall apply at that next Review Date in place of the provisions of this schedule 3.

SCHEDULE 4: THE INDUSTRIAL COVENANTS

4-1 Use of the Road and the Adjoining Conduits

4-1.1 *Contribution to costs*

The Tenant must pay the Landlord on demand a fair proportion, to be determined by the Surveyor, acting as an expert and not as an arbitrator, of any sums that may be incurred by the Landlord in or incidentally to the performance of his obligations under clause 4.2 REPAIRS maintaining the Road -- unless it is adopted as a highway maintainable at the public expense -- and the Adjoining Conduits, and keeping it and them in good and substantial repair and condition.

4-1.2 *Parking*

The Tenant must not permit any vehicles belonging to him or to any persons calling on the Premises expressly or by implication with his authority to stand on the Road or on the pavements and must use his best endeavours to ensure that any such persons do not permit any vehicle so to stand on the Road or pavements.

4-2 Use

4-2.1 *Permitted Use only*

The Tenant must use the Premises for the Permitted Use only.

4-2.2 *Cesser of business*

The Tenant must not cease carrying on business in the Premises or leave the Premises continuously unoccupied for more than 1 month without notifying the Landlord, and providing such caretaking or security arrangements for the protection of the Premises as the Landlord reasonably requires and the insurers or underwriters require.

4-3 Smoke abatement

4-3.1 *Furnace construction*

The Tenant must ensure that every furnace boiler or heater at the Premises is constructed and used so as substantially to consume or burn the smoke arising from it.

4-3.2 *Noxious emissions*

The Tenant must not cause or permit any gritty, noxious or offensive emissions from any engine, furnace, chimney or other apparatus on the Premises without using all reasonable means for preventing or counteracting the emissions.

4-3.3 *Statutory controls*

The Tenant must comply with the provisions of the Clean Air Act 1993 and with the requirements of any notice served under it by the relevant authority or body.

4-4 Environmental protection

4-4.1 *Discharge of dangerous substances*

4-4.1.1 Damage to the Conduits and environment

The Tenant must not permit any oil or grease or any deleterious, objectionable, dangerous, poisonous or explosive matter or substance to be discharged into any of the Conduits, and must take all reasonable measures to ensure that any effluent discharged into the Conduits does not harm the environment, or corrode or otherwise harm the Conduits or cause obstruction or deposit in them.

4-4.1.2 Poisons and pollutants

The Tenant must not permit the discharge into any of the Conduits of any fluid of a poisonous or noxious nature or of a kind likely to sicken or injure the fish, or that does in fact destroy them, or likely to contaminate or pollute the water of any stream or river.

4-4.2 *Spillages and contamination*

The Tenant must take all practicable precautions to ensure that no noxious substances are spilled or deposited on the Premises and that contamination does not occur.

4-4.3 *Controlled, special or radioactive waste*

The Tenant must not deposit on the Premises any controlled or special waste as defined in the Environmental Protection Act 1990, or radioactive waste as defined in the Radioactive Substances Act 1993 Section 18, or any other substance that may produce concentrations or accumulations of noxious gasses or noxious liquids that may cause pollution of the environment or harm to human health.

4-4.4 *Notice of spillages and inspection*

Within 14 days of the spilling or deposit on the Premises of any noxious substance in a quantity that may cause serious damage to or pollution of the environment or serious damage to property or serious harm to human health, the Tenant must inform the Landlord of this and permit him to enter and inspect the Premises.

4-4.5 *Indemnity for damage and pollution*

The Tenant must indemnify the Landlord, and keep him indemnified, against any losses in respect of damage to, or pollution of, the environment or damage to property or harm to human health caused by the Premises or any substance on them whether in liquid or solid form or in the form of gas or vapour.

4-5 Roof and floor loading

4-5.1 *Heavy items*

The Tenant must not bring into or permit to remain in any building on the Premises any safes, machinery, goods or other articles that will or may strain or damage the building or any part of it.

4-5.2 *Protection of the roof*

The Tenant must not, without the consent of the Landlord, suspend any weight from the portal frames, stanchions or roof purlins *(or as the case may be)* of any building on the Premises or use them for the storage of goods or place any weight on them.

4-5.3 *Expert advice*

If the Tenant applies for the Landlord's consent under paragraph 4-5.2 PROTECTION OF THE ROOF the Landlord may consult any engineer or other person in relation to the roof or floor loading proposed by the Tenant, and the Tenant must repay the fees of the engineer or other person to the Landlord on demand.

4-6 Machinery

4-6.1 *Maintenance of machinery*

The Tenant must keep all plant, apparatus and machinery, including any boilers and furnaces, on the Premises, ('the Machinery') properly maintained and in good working order, and for that purpose must employ reputable contractors to be approved in writing by the Landlord, whose approval may not be unreasonably withheld or delayed, ('the Contractors') to carry out regular periodic inspection and maintenance of the Machinery.

4-6.2 *Renewal of parts*

The Tenant must renew all working and other parts of the Machinery as and when necessary or when recommended by the Contractors.

4-6.3 *Operation*

The Tenant must ensure by directions to his staff and otherwise that the Machinery is properly operated.

4-6.4 *Damage from the Machinery*

The Tenant must avoid damage to the Premises by vibration or otherwise.

4-7 Signs

The Tenant must at all times display and maintain, at a point on the Premises to be specified in writing by the Landlord, a suitable sign, of a size and kind first approved by the Landlord, showing the Tenant's trading name and business.

SCHEDULE 5: THE SUBJECTIONS

The matters other than financial encumbrances referred to or contained in the registers of Title Number DY396741.

SCHEDULE 6: THE AUTHORISED GUARANTEE AGREEMENT

CONTENTS

THIS GUARANTEE is made the .... day of .... BETWEEN:

(1) *(name of outgoing tenant)* [of *(address) (or as appropriate)* the registered office of which is at *(address)*] [Company Registration no ...] ('the Guarantor') and

(2) *(name of landlord)* [of *(address) (or as appropriate)* the registered office of which is at *(address)*] [Company Registration no ...] ('the Landlord')

NOW THIS DEED WITNESSES as follows:

1 DEFINITIONS AND INTERPRETATION

For all purposes of this Guarantee the terms defined in this clause have the meanings specified.

1.1 'The Assignee'

'The Assignee' means *(insert name of incoming tenant)* [Company Registration no ...].

1.2 Gender and number

Words importing one gender include all other genders: words importing the singular include the plural and vice versa.

1.3 Headings

The clause headings do not form part of this document and are not to be taken into account in its construction or interpretation.

1.4 Interpretation of 'this Guarantee'

Unless expressly stated to the contrary, the expression 'this Guarantee' includes any document supplemental to or collateral with this document or entered into in accordance with this document.

1.5 Joint and several liability

If any party to this Guarantee at any time comprises two or more persons, obligations expressed or implied to be made by or with that party are deemed to be made by or with the persons comprising that party jointly and severally.

1.6 'The Lease'

1.6.1 *Definition*

'The Lease' means a lease of the Premises dated *(date of lease)* and made between (1) [the Landlord *(or as appropriate) (name of original landlord)*] and (2) [the Guarantor *(or as appropriate) (name of original tenant)*] for the Term.

1.6.2 *Interpretation*

The term 'the Lease' includes all or any deeds and documents supplemental to the Lease whether or not expressed to be so.

1.7 'The Liability Period'

'The Liability Period' means the period during which the Assignee is bound by the tenant covenants of the Lease.

1.8 'The 1995 Act'

'The 1995 Act' means the Landlord and Tenant (Covenants) Act 1995 and all statutes, regulations and orders included by virtue of clause 1.11 REFERENCES TO STATUTES.

1.9 'The Premises'

'The Premises' means all that.

1.10 References to clauses

Any reference in this Guarantee to a clause without further designation is to be construed as a reference to the clause of this document so numbered.

1.11 References to statutes

Unless expressly stated to the contrary, any reference to a specific statute includes any statutory extension or modification, amendment or re-enactment of that statute and any regulations or orders made under it, and any general reference to a statute includes any regulations or orders made under that statute.

1.12 'The Term'

'The Term' means 20 years commencing on and including.

1.13 Terms from the 1995 Act

'Tenant covenants' and 'authorised guarantee agreement' have the same meaning as is given by the 1995 Act Section 28(1).

2 RECITALS

2.1 The Lease

This Guarantee is supplemental to the Lease by which the Premises were let for the Term subject to the payment of the rents reserved by and the performance and observance of the covenants on the tenant's part and the conditions contained in the Lease.

2.2 Devolution of title

The immediate reversion to the Lease remains *(or as appropriate)* is now vested in the Landlord and the unexpired residue of the Term [remains *(or as appropriate)* is now] vested in the Tenant.

2.3 Consent required

By clause 3.8 of the Lease, the Landlord's consent to an assignment of the Lease is required.

2.4 Agreement to consent

The Landlord has agreed to give consent to the assignment of the Lease to the Assignee on condition that the Guarantor enters into this Guarantee.

2.5 Effective time

This Guarantee is intended to take effect only when the Lease is assigned to the Assignee.

2.6 Authorised guarantee agreement

This Guarantee is intended to be an authorised guarantee agreement within the meaning of the 1995 Act.

3 THE GUARANTOR'S COVENANTS

3.1 Nature and duration

The Guarantor's covenants with the Landlord are given as sole or principal debtor or covenantor with the landlord for the time being under the Lease and with all his successors in title without the need for any express assignment and the Guarantor's obligations to the Landlord will last throughout the Liability Period.

3.2 The covenants

The Guarantor covenants with the Landlord to observe and perform the requirements of this clause 3.2.

3.2.1 *Payment of rent and performance of the Lease*

The Assignee must punctually pay the rents reserved by the Lease (including any VAT chargeable) and observe and perform the tenant covenants and other terms of the Lease throughout the Liability Period, and if the Assignee should fail to do so, the Guarantor must pay the rents and observe and perform the tenant covenants or terms in respect of which the Assignee is in default.

3.2.2 *Indemnity*

The Guarantor must make good to the Landlord on demand, and indemnify the Landlord against, all liabilities, damages or losses, awards of damages or compensation, penalties, costs, disbursements and expenses arising from any claim, demand, action or proceedings resulting from any failure of the Assignee to pay the rents reserved by the Lease or observe and perform the tenant covenants and other terms of the Lease during the Liability Period.

3.2.3 *New lease following disclaimer*[13]

If, at any time during the Liability Period, any trustee in bankruptcy or liquidator of the Assignee disclaims the Lease, the Guarantor must, if so required by notice served by the Landlord within 60 days of the Landlord's becoming aware of the disclaimer, take from the Landlord forthwith a lease of the Premises for the residue of the Term as at the date of the disclaimer, at the rents then payable under the Lease and subject to the same covenants and terms as in the Lease -- except that the Guarantor need not ensure that any other person is made a party to that lease as guarantor-- the new lease to commence on the date of the disclaimer. The Guarantor must pay the costs of the new lease and VAT charged thereon, except where such VAT is recoverable or available for set-off by the Landlord as input tax[14], and execute and deliver to the Landlord a counterpart of the new lease.

3.2.4 *Payments following disclaimer*

If the Lease is disclaimed and the Landlord does not require the Guarantor to accept a new lease of the Premises in accordance with clause 3.2.3 NEW LEASE FOLLOWING DISCLAIMER, the Guarantor must pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises and the rents reserved by the Lease in both cases for the period commencing with the date of the disclaimer and ending on whichever is the earlier of the date **6 months** after the disclaimer, the date, if any, upon which the Premises are relet, and the end of the Term.

3.2.5 Supplemental documents

As and when called upon to do so, the Guarantor must enter into any document supplemental to the Lease for the purposes of consenting to the Assignee entering into that supplemental document and of confirming that, subject only to the 1995 Act Section 18(3), all the obligations of the Guarantor will continue in full force and effect.

4 THE LANDLORD'S COVENANT

The Landlord covenants with the Guarantor to notify the Guarantor in writing within **14 days** of being informed of the facts bringing the Guarantor's liability under this Guarantee to an end.

5 MISCELLANEOUS

5.1 Discharge

Without prejudice to the 1995 Act Section 18(3), the Guarantor will not be released from any liability under this Guarantee nor shall any such liability be affected or any way exonerated by--

5.1.1 any time or indulgence granted by the Landlord to the Assignee, any neglect or forbearance of the Landlord in enforcing the payment of the rents reserved by the Lease or the observance or performance of the covenants or other terms of the Lease, or any refusal by the Landlord to accept rent tendered by or on behalf of the Assignee at a time when the Landlord is entitled--or will after the service of a notice under the Law of Property Act 1925 Section 146 be entitled--to re-enter the Premises[39],

5.1.2 the terms of the Lease having been varied by agreement between the parties,

5.1.3 the Assignee surrendering part of the Premises--in which event the liability of the Guarantor under the Lease is to continue in respect of the part of the Premises not surrendered after making any necessary apportionments under the Law of Property Act 1925 Section 140, and

5.1.4 anything else (other than a release by deed) by which, but for this clause 5.1, the Guarantor would have been released.

5.2 Exclusion of third party rights

Nothing in this Guarantee is intended to confer any benefit on any person who is not a party to it.

5.3 Notices

5.3.1 *Form and service of notices*

A notice under this Guarantee must be in writing and, unless the receiving party or his authorised agent acknowledges receipt, is valid if, and only if--

5.3.1.1 it is given by hand, sent by registered post or recorded delivery, or sent by fax provided that a confirmatory copy is given by hand or sent by registered post or recorded delivery on the same day, and

5.3.1.2 it is served--

(a) where the receiving party is a company incorporated within Great Britain, at the registered office, and

(b) where the receiving party is not such a company, at that party's address shown in this

Guarantee or at any address specified in a notice given by that party to the other party.

5.3.2 *Deemed delivery*

5.3.2.1 By registered post or recorded delivery

Unless it is returned through the Royal Mail undelivered, a notice sent by registered post or recorded delivery is to be treated as served on the third working day after posting whenever and whether or not it is received.

5.3.2.2 By fax

A notice sent by fax is to be treated as served on the day upon which it is sent, or the next working day where the fax is sent after 1600 hours or on a day that is not a working day, whenever and whether or not it or the confirmatory copy is received unless the confirmatory copy is returned through the Royal Mail undelivered.

5.3.2.3 'A working day'

References to 'a working day' are references to a day when the United Kingdom clearing banks are open for business in the City of London.

5.3.3 *Joint recipients*

If the receiving party consists of more than one person, a notice to one of them is notice to all.

5.4 Severance

5.4.1 *Severance of void provisions*

Any provision of this Guarantee rendered void by virtue of the 1995 Act Section 25 is to be severed from all remaining provisions, and the remaining provisions are to be preserved.

5.4.2 *Limitation of provisions*

If any provision in this Guarantee extends beyond the limits permitted by the 1995 Act Section 25, that provision is to be varied so as not to extend beyond those limits.

SCHEDULE 7: THE FIVE YEAR RENT REVIEWS

1-1 Definitions

For all purposes of this schedule the terms defined in this paragraph 1-1 have the meanings specified.

1-1.1 *'The Assumptions'*

'The Assumptions' means--

1-1.1.1 the assumption that no work has been carried out on the Premises during the Term by the Tenant, his subtenants or their predecessors in title or any occupiers that has diminished the rental value of the Premises other than work carried out in compliance with clause 3.7 STATUTORY OBLIGATIONS,

1-1.1.2 the assumption that if the Premises have been destroyed or damaged they have been fully

rebuilt or reinstated,

1-1.1.3 the assumption that the covenants contained in this Lease on the part of the Landlord and the Tenant have been fully performed and observed,

1-1.1.4 the assumption that the Premises are available to let by a willing landlord to a willing tenant in the open market by one lease ('the Hypothetical Lease') without a premium being paid by either party and with vacant possession,

1-1.1.5 the assumption that the Premises have already been fitted out and equipped by and at the expense of the incoming tenant so that they are capable of being used by the incoming tenant from the beginning of the Hypothetical Lease for all purposes required by the incoming tenant that would be permitted under this Lease,

1-1.1.6 the assumption that the Hypothetical Lease contains the same terms as this Lease, except the amount of the Initial Rent and any rent-free period allowed to the Tenant for fitting out the Premises for his occupation and use at the commencement of the Term, but including the provisions for rent review on the Review Dates, and except as set out in paragraph {1}-1.1.7,

1-1.1.7 the assumption that the term of the Hypothetical Lease is equal in length to Term and that such term begins on the relevant review date, that the rent commences to be payable on that date, and that the years during which the tenant covenants to decorate the Premises are at the same intervals after the beginning of the term of the Hypothetical Lease as those specified in this Lease,

1-1.1.8 the assumption that the Hypothetical Lease will be renewed at the expiry of its term under the provisions of the 1954 Act, and

1-1.1.9 the assumption that every prospective willing landlord and willing tenant is able to recover VAT in full.

1-1.2 *'The Disregards'*

'The Disregards' means--

1-1.2.1 disregard of any effect on rent of the fact that the Tenant, his subtenants, or their predecessors in title or any lawful occupier have been in occupation of the Premises,

1-1.2.2 disregard of any goodwill attached to the Premises because the business of the Tenant, his subtenants, or their predecessors in title in their respective businesses is or was carried on there, and

1-1.2.3 disregard of any increase in rental value of the Premises attributable at the relevant review date to any improvement to the Premises carried out, with consent where required, otherwise than in pursuance of an obligation except an obligation contained in clause {3.7} STATUTORY OBLIGATIONS to the Landlord or his predecessors in title either--

(a) by the Tenant, his subtenants, or their predecessors in title or any lawful occupier during the Term or during any period of occupation before the Term, or

(b) by any tenant or subtenant of the Premises or any lawful occupiers before the commencement of the Term, provided that the Landlord or his predecessors in title have not since the improvement was carried out had vacant possession of the relevant part of the Premises, and

1-1.2.4 disregard of the taxable status of the Landlord or the Tenant for the purpose of VAT.

1-1.3 *'An expert'*

References to 'an expert' are references to an independent valuer appointed by agreement between the Landlord and the Tenant or, in the absence of agreement within **14 days** of one of them giving notice to the other of his nomination, nominated by the President on the application of either made not earlier than **one month after the Five Year Rent Notice** or at any time thereafter to determine the rent under this schedule.

1-1.4 *'The President'*

'The President' means the President for the time being of the Royal Institution of Chartered Surveyors or any person authorised by him to make appointments on his behalf.

1-1.5 *'A review period'*

References to 'a review period' are references to the period beginning on any review date and ending on the day before the next review date.

2-2 Ascertaining the Rent

2-2.1 ***The Rent***

The Rent under the provisions of this schedule 7 is to be a sum equal to the greater of the Rent payable under this lease immediately before the Five Year Rent Notice, assuming it having been reviewed in accordance with the provisions of schedule 3, or the revised Rent ascertained in accordance with this schedule 7.

2-2.2 ***Agreement of the Rent***

The Rent for any review period under the provisions of this Schedule 7 may be agreed at any time or, in the absence of agreement, is to be determined by an expert.

2-2.3 ***Open market rent***

The sum to be determined by the expert must be the sum at which, acting as an expert and not as an arbitrator or quasi-arbitrator, he decides the Premises might reasonably be expected to be let in the open market at the relevant review date making the Assumptions but disregarding the Disregards.

2-2.4 ***Conduct of the determination***

2-2.4.1 Fees and expenses

The fees and expenses of an expert and any VAT payable on them, including the cost of his appointment, are to be borne equally by the Landlord and the Tenant, who must otherwise each bear their own costs.

2-2.4.2 Representations

An expert must afford each of the parties an opportunity to make written representations to him and also an opportunity to make written counter-representations on any representations made to him by the other party but is not to be in any way limited or fettered by such representations and counter-representations and is to be entitled to rely on his own judgment and opinion.

2-2.4.3 Replacement of an expert

If an expert dies or refuses to act or becomes incapable of acting or if he fails to publish his determination within 4 months of the date on which he accepted the appointment, either party may apply to the President to discharge him and appoint another in his place.

2-2.5 ***Memoranda of agreement***

Whenever the Rent has been ascertained in accordance with this schedule 7, memoranda to that effect must be signed by or on behalf of the Landlord and the Tenant and annexed to this document and its counterpart, and the Landlord and the Tenant must bear their own costs in this respect.

2-2.6 ***Reimbursement of costs***

If, on publication of an expert's determination, the Landlord or the Tenant pays all his fees and expenses, the paying party may, in default of payment within **21 days** of a demand to that effect, recover half of them from the other party in the case of the Landlord as rent arrears or in the case of the Tenant by deduction from the Rent.

2-3 Payment of the Rent as ascertained

2-3.1 ***Where the Rent is not ascertained by a review date***

If the Rent payable has not been ascertained by the relevant review date, then rent is to continue to be payable at the rate previously payable, such payments being on account of the Rent for that review period.

2-3.2 ***Where a review date is not a quarter day***

If the Rent for any review period is ascertained on or before the relevant review date but that date is not a Quarter Day, then the Tenant must pay to the Landlord on that review date the difference between the Rent due for that quarter and the Rent already paid for it

2-3.3 ***Back-payment where review delayed***

If the Rent payable has not been ascertained by the relevant review date, then the Tenant must pay to the Landlord, on the date on which the Rent is agreed or the expert's determination is received by him, any shortfall between the Rent that would have been paid for that period had it been ascertained on or before the relevant review date and the payments made by the Tenant on account and any VAT payable thereon, and interest, at the base lending rate from time to time of the bank referred to in or nominated pursuant to clause 1.12 'THE INTEREST RATE', in respect of each instalment of rent due on or after that review date on the amount by which the instalment of the Rent that would have been paid had it been ascertained exceeds the amount paid by the Tenant on account, the interest to be payable for the period from the date on which the instalment was due up to the date of payment of the shortfall.

SIGNED AND DELIVERED as a DEED by
FLAMSTEAD INVESTMENTS LLP
acting by two of its Members:-

Member:

Member: